Exhibit 10.1
CERNER EXECUTIVE EMPLOYMENT AGREEMENT

This Cerner Executive Employment Agreement (this “Agreement”), executed as of August 16, 2021, describes the formal employment relationship between David T. Feinberg, M.D. (“you”/“your”) and Cerner Corporation, a Delaware corporation (“Cerner”).
AGREEMENT
In consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:
A.Your employment will commence on a date on or prior to October 1, 2021, that is mutually agreeable to the parties (the “Effective Date”).
B.By accepting the offer of employment and executing this Agreement, you represent that every material fact contained in your resume, application for employment, and other related documents that you supplied to Heidrick & Struggles International, Inc., is true and accurate. Misrepresentation or omission of a material fact or falsification in such resume and related documents are grounds for immediate termination for Cause.
C.Definitions of capitalized terms used but not otherwise defined herein can be found in Appendix A.
1.EMPLOYMENT RELATIONSHIP.
A.Type. To the extent permitted by law, your employment relationship with Cerner is “at will,” which means that you may resign from Cerner at any time, for any reason or for no reason at all, and without advance notice (except as described below). It also means that Cerner may terminate your employment at any time - for any legally permitted reason or for no reason at all and without advance notice, subject to Cerner’s potential obligations to you under Paragraph 3 below.
B.Compensation. You will be paid a base salary, specified use of Cerner’s airplanes and you may receive a bonus, all as determined by Cerner’s Board of Directors from time to time, and initially as set forth in the Offer Terms attached hereto as Appendix B. You will be entitled to receive the benefits generally provided to other Cerner Associates, and such other benefits as determined by Cerner’s Board of Directors from time to time. In addition, Cerner shall reimburse you for your reasonable travel, meals, entertainment, and other similar expenses reasonably incurred in the performance of your duties, as long as such expenses are accompanied by valid receipts and any other documentation required pursuant to any applicable Cerner policy. The Cerner Board of Directors will have the ability to review the expenses presented, and any expenses that are reasonably rejected by the Board of Directors shall not be reimbursed by Cerner.
C.Duties. You are being employed as Cerner’s President and Chief Executive Officer to perform the duties and responsibilities normally attendant with such positions and as assigned to you from time to time by Cerner’s Board of Directors. You shall report directly to Cerner’s Board of Directors. During your employment, you will devote your full time, attention and energies to the business of Cerner. Notwithstanding the foregoing, you are not precluded from engaging in other business activities outside normal business hours so long as such other business activities do not detract from your activities on behalf of Cerner and are in compliance with applicable Cerner policies, including, without limitation, Cerner’s Conflict of Interest Policy (as amended from time to time). In connection with your appointment as President and Chief Executive Officer, you will also be appointed on the Effective Date to serve as a member of Class I of Cerner’s Board of Directors.
2.RESIGNATION AND TERMINATION.
A.Termination by Cerner. Cerner may terminate your employment (i) at any time with or without Cause, or (ii) upon your Disability. Your employment with Cerner shall be deemed automatically terminated upon your death. Upon a termination of your employment by Cerner with Cause, due to your death or on account of Disability (each an “Ineligible Severance Event”), Cerner shall pay you within thirty (30) days following your last day of employment (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by you prior to your termination date, which shall be subject to and paid in accordance with Cerner’s expense reimbursement policy; and (z) such employee benefits (including equity compensation or cash bonuses earned (i.e., when all vesting conditions have been met) as of the termination date but not yet paid), if any, to which you may be entitled under Cerner’s employee benefit plans as of your termination date; provided that, in no event shall you be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner’s Associate Severance Pay Plan effective July 1, 2021, or any successor thereto). Those amounts described in this Paragraph 2.A (x), (y) and (z) are referred to herein collectively as the “Accrued Amounts.” Payment upon termination of your employment by Cerner for any reason other than an Ineligible Severance Event is covered by Paragraph 3.
B.Termination by You. You may resign from your employment with Cerner at any time upon written notice to Cerner of your intention to resign from employment. Any resignation notice must be submitted to Cerner at least thirty (30) days prior to your intended last day of employment. Cerner, however, reserves the right either to accelerate your last day of employment or to allow your intended last day of employment to stand. If you resign with fewer than thirty (30) days’ notice, or if you actually leave Cerner’s employ prior to expiration of the notice period without the permission of Cerner, then you agree that (to the extent permitted by law) no Accrued Amounts from the date you submitted your resignation notice to your last day of employment will be owed or paid to you by Cerner. All other Accrued Amounts will be paid. You may also terminate your employment hereunder upon written notice to Cerner in the event of a Constructive Termination (before a Change in Control) or for Good Reason (after a Change in Control) and, subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), be entitled to certain severance and benefit compensation as provided in Paragraph 3.
You agree to report to Cerner the identity of your new employer (if any) and the nature of your proposed duties for that employer.
3.SEVERANCE AND BENEFITS.
A.Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination. Subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), if, prior to a Change in Control or at any time after twelve (12) months following a Change in Control, (i) Cerner terminates your employment other than in connection with an Ineligible Severance Event or (ii) you resign from employment following a Constructive Termination, Cerner will within sixty (60) days (or later if required by Code Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):
1.Pay you your Accrued Amounts; and
2.Commence severance payments to you equal to two (2) times the sum of (i) your then current annual base salary, plus (ii) the average of the annual cash bonus you received from Cerner during the three (3) years preceding the termination of your employment (or, if you have not been employed by Cerner for three (3) years, then such lesser number of years that you have been employed at Cerner), or if your termination of employment occurs before any annual cash bonus has been paid to you, your target annual bonus amount as set forth in Appendix B, less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment following a Constructive Termination because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary in effect immediately prior to such reduction. Such severance pay will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays; and
3.Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner’s health, vision and dental the plans on the date of your termination of employment) under Cerner’s health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner making payments under this Paragraph 3.A.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 3.A.3 in a manner as is necessary to comply with the Affordable Care Act; and
4.With respect to all outstanding unvested equity:
(i)fully vest and, if applicable pay or deliver immediately, or a later date in conformity with Code Section 409A, any shares or other property relating to the time-based restricted stock unit award granted to you on the Effective Date, that were awarded to replace the potential equity value you might have earned if you remained with your prior employer (referred to in the Offer Terms as the “One-Time Equity Grant”);
(ii)cause the performance-based restricted stock unit award granted to you on the Effective Date, to replace the potential equity value you might have earned if you remained with your prior employer (referred to in the Offer Terms as the “One-Time Equity Grant”), to remain outstanding and vest or be forfeited in accordance with the terms of the applicable award agreement, based upon the level of attainment with respect to the 2021-2023 PSU Performance Metrics;
(iii)except as provided in Paragraph 3.A.4.i above, fully vest and, if applicable pay or deliver immediately, or a later date in conformity with Code Section 409A, any shares or other property relating to time-based restricted stock or time-based restricted stock unit awards having a “date of grant”

or “grant date” (as listed in such awards) that is at least twelve (12) months before the effective date of your termination and that were originally, ignoring the application of this Paragraph 3.A.4.iii. and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of your termination;
(iv)except as provided in Paragraph 3.A.4.ii. above, forfeit all performance-based equity awards that have not settled (regardless of whether the original performance-based vesting criteria may have been satisfied) by the effective date of your termination;
(v)except as provided in Paragraph 3.A.4.i above, forfeit all time-based restricted stock or time-based restricted stock unit awards having a “date of grant” or “grant date” (as listed in such awards) that is less than twelve (12) months before the effective date of your termination; and
(vi)forfeit all shares subject to stock options that have not vested as of the effective date of your termination.
B.Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason. Subject to you satisfying your obligations under Paragraph 3.C. (Severance Agreement and Release), if there is a Change in Control of Cerner and within twelve (12) months following the date such Change in Control becomes effective Cerner terminates your employment for any reason other than on account of an Ineligible Severance Event or you resign from employment with Good Reason, then Cerner will, or will cause its successor to, within sixty (60) days (or later if required by Code Section 409A) of your termination of employment (unless such sixty (60) day period begins in one taxable year and ends in another taxable year, in which case the following payments will not be made until the beginning of the second taxable year):
1.Pay you your Accrued Amounts; and
2.Pay you in a lump sum, within sixty (60) days of the effective date of the termination of your employment, severance payments equal to two (2) times the sum of (i) your then current annual base salary, plus (ii) the average annual cash bonus you received from Cerner during the three (3) years preceding the termination or resignation of your employment (or, if you have not been employed by Cerner for three (3) years, then such lesser number of years that you have been employed at Cerner), less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on your annual base salary at the time of your termination; provided, however, that if you resign from employment for Good Reason within twelve (12) months following the date a Change in Control of Cerner becomes effective because of a material reduction in your total target compensation, such severance payments will be based on your annual base salary in effect immediately prior to such reduction; and
3.Commence payments to you having an aggregate value equal to twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover you and your dependents (to the extent covered under Cerner’s health, vision and dental plans on the date of your termination of employment) under Cerner’s health, vision and dental plans in effect as of the date of your termination and the monthly amount you were paying for such coverage at the effective date of your termination. Such payments will be payable pro rata during the twenty-four (24) month severance term on Cerner’s regular paydays. Notwithstanding the foregoing, if Cerner’s making payments under this Paragraph 3.B.3 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act or result in the imposition of penalties under the Affordable Care Act, the parties agree to reform this Paragraph 3.B.3 in a manner as is necessary to comply with the Affordable Care Act; and
4.Fully vest all outstanding unvested equity incentive awards granted to you under any Cerner equity incentive plans (or any successor equity incentive plans). For purposes of this Paragraph 3.B.4, any performance-based award shall become vested or settled assuming the greater of (i) actual level of achievement if the performance period was concluded at the time of Change in Control or where shares are banked based on achievement of incremental performance metrics but have not yet fully vested at the time of the Change in Control, or (ii) “at-target” levels (assuming the “at-target” levels of goal achievement had been attained).
C.Severance Agreement and Release. As a condition to your receiving severance in accordance with this Paragraph 3, upon your resignation or the termination of your employment, you agree to promptly execute and not revoke the Severance Agreement and Release substantially in the form attached hereto as Appendix C.
D.Forfeiture and Reimbursement. Further, notwithstanding anything to the contrary in this Agreement, if you breach any confidentiality, non-competition or other material provision of this Agreement following the termination of your employment with Cerner, Cerner’s obligation, if applicable, to deliver severance payments and benefits to you under this Paragraph 3, and the vesting of any equity incentive awards described in this Paragraph 3, will cease immediately, you will reimburse Cerner the amount of severance payments delivered to you by

Cerner prior to such breach by you, and you will forfeit to Cerner all equity incentive awards (or the proceeds of exercised awards) that vested based on or after such termination of your employment and prior to your breach.
E.ERISA Claims Review Procedures. To the extent any severance payments described in this Paragraph 3 are covered by the Employee Retirement Income Security Act of 1974, as amended, Claims Review Procedures are available from Cerner.
F.Compliance with Section 409A.
1.General Compliance. This Agreement and any severance payments contemplated to be made hereunder is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, Cerner makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Cerner be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
2.Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then solely to the extent necessary to prevent the imposition of additional income tax under Section 409A, such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the your termination date or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
3.Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:
a.the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;
b.any reimbursement of an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and
c.any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
4.CONFIDENTIALITY.
You understand that the business of Cerner and the nature of your employment may require you to have access to Confidential Information of and about Cerner, Cerner solutions, and Clients and Suppliers. You agree that you will forever maintain the confidentiality of Confidential Information. You will never disclose Confidential Information except to persons who have both the right and need to know it, and then only for the purpose and in the course of performing Cerner duties and in accordance with Cerner policies. You will also never use Confidential Information or remove from Cerner any records containing Confidential Information except for the sole purpose of conducting business on behalf of Cerner and in accordance with Cerner policies. If your employment with Cerner terminates (voluntarily or involuntarily), you will promptly deliver to Cerner all Confidential Information, including any Confidential Information on any laptop, computer, mobile phone, or other communication equipment used by you to conduct Cerner business.
Notwithstanding the foregoing, if your employment is governed by the laws of California, with respect to Confidential Information that does not constitute a “trade secret” (as that term is defined under applicable law), the obligations in this Paragraph 4 will remain in full force and effect both during your employment by Cerner and for a period of two (2) years after the voluntary or involuntary termination of your employment with Cerner.
You agree to abide by Cerner’s internal security and privacy policies as well as all client security and privacy policies that are relevant to your position. As an associate of a healthcare information technology provider, you may have access to confidential patient information that may be protected by international, federal, state and/or local laws. You agree to maintain the confidentiality of all confidential patient information, including, but not limited to, health, medical, financial or personal information (in any form), and you agree not to use any confidential patient information in any manner other than as expressly permitted by all applicable rules and regulations.
You acknowledge, understand and agree that Confidential Information does not lose its status as Confidential Information merely because you commit it to, or create it from, memory.
You understand and agree that Cerner does not expect nor does it want you to disclose Trade Secrets or other confidential information of any of your former employers, and you acknowledge that it is your responsibility not to disclose to Cerner any information in the nature of a trade secret which would violate your legal obligation to others.
Nothing in this Agreement will (i) prohibit you from using or disclosing Confidential Information in connection with reporting possible violations of law or regulation to any governmental agency or entity or attorney in accordance with any whistleblower protection provisions of applicable law or regulation including 18 U.S.C. § 1833 or (ii) require notification or prior approval by Cerner of any reporting described in clause (i). However, any disclosure must be made in accordance with the applicable law or regulation and in a manner that limits—to the furthest extent possible—disclosure of Confidential Information.
5.WORK PRODUCT.
With respect to Work Product that you develop, author, conceive, or reduce to practice—in whole or in part while employed at Cerner—you agree to keep accurate, complete, and timely records of the Work Product and will promptly disclose and fully describe the Work Product in writing to Cerner. You agree to maintain all information respecting any Work Product as Confidential Information and will not disclose the information to any party outside of Cerner, except to persons who have both the right and need to know it and then only for the purpose and in the course of performing Cerner duties.
In consideration of your employment with Cerner, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, and the potential benefits to you in the event of a Change in Control of Cerner (the sufficiency of such consideration you hereby acknowledge), you agree and hereby assign and transfer to Cerner, without further consideration, your entire right, title and interest in and to all Work Product, including any patents, copyrights, Trade Secrets, trademarks, and other intellectual property rights in the same. If for any reason any Work Product would not be considered a work made for hire under applicable law, you hereby assign and transfer to Cerner the entire right, title, and interest in and to the Work Product and all intellectual property rights in the Work Product. You hereby waive any and all moral rights and similar rights of copyright holders in other countries – including, but not limited to, rights of attribution and integrity or equivalent rights - which you would otherwise have in any Work Product.
You agree to execute promptly, at Cerner’s expense, a written assignment of title to Cerner and all letters (and applications for letters) of patent, copyright, trademark or other intellectual property right, in all countries, for any Work Product assigned by this Agreement. You also agree to assist Cerner or its nominee in every reasonable way, both during and after your time of employment at Cerner, in vesting and defending title to the Work Product in and for Cerner, in any and all countries, including the obtainment and preservation of patents, copyrights, Trade Secrets, trademarks, and other intellectual property rights.
If California law applies per the terms of this Agreement, this Paragraph 5 will not apply to any Work Product that fully qualifies under Section 2870 of the California Labor Code.
This Paragraph 5 does not apply to your solutions and ideas that are developed entirely on your own time and do not relate directly to the business of Cerner or to Cerner’s actual or demonstrably anticipated research or development.
6.PRIOR INVENTIONS.
Any and all patented and unpatented inventions, new solutions, and ideas that you made prior to your employment by Cerner are excluded from the scope of this Agreement and are documented on Appendix D.
7.NON-COMPETITION, NON-SOLICITATION AND NON-DISPARAGEMENT.
If during the course of your employment by Cerner, you relocate to a state other than California or to another country and Cerner reimburses you for any relocation expenses, you agree that your continued employment after your relocation will be governed by this entire Agreement, including the terms of this Paragraph 7. This Paragraph 7 will be of no force or effect if you are not reimbursed for any relocation expenses from California. Notwithstanding anything to the contrary, if Cerner does reimburse you for a relocation from California, you will not be obligated to repay Cerner the reimbursed amount. Your agreement to abide by the terms of this Paragraph 7 is in exchange for Cerner’s reimbursement of any relocation expenses, your employment with Cerner, the potential severance payments and potential acceleration of the vesting of outstanding equity incentive awards described herein, and the potential benefits to be provided to you in the event of a Change in Control of Cerner (the sufficiency of such consideration you hereby acknowledge). During the term of this Agreement and for a period of two (2) years after the voluntary or involuntary termination of your employment with Cerner (with or without Cause or Good Reason):

A.You will tell any prospective new employer, prior to accepting employment that this Agreement exists.
B.You will not, directly or indirectly for yourself or for any other person, entity or organization, provide services directly or indirectly of a type similar to those related to or involved with your employment at Cerner to any Conflicting Organization in the United States or any other country in which Cerner has a business presence.
C.You agree not to, directly or indirectly on behalf of yourself or on behalf of any other person, entity or organization, employ, solicit for employment, or otherwise seek to employ or retain any Cerner Associate or independent contractor to leave his or her employment or engagement with Cerner.
D.You agree that both during your employment with Cerner and after termination of your employment with Cerner you will never make recklessly or maliciously false accusations or remarks in any form—including written, oral, or electronic form—for the purpose of disparaging Cerner’s solutions or services, and Cerner agrees that both during your employment with Cerner and after termination of your employment with Cerner that it shall instruct its directors and officers not to make recklessly or maliciously false accusations or remarks in any form—including written, oral, or electronic form—for the purpose of disparaging you.
You have carefully read and considered the provisions of this Paragraph 7 and agree that (i) the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of Cerner’s interests, and (ii) your experience, capabilities and personal assets are such that the restrictive provisions of this Paragraph 7 would not deprive you from either earning a livelihood in the unrestricted business activities that remain open to you or from otherwise adequately supporting yourself and your family.
8.UNFAIR COMPETITION, MISAPPROPRIATION OF TRADE SECRETS, AND NON-SOLICITATION OF CLIENTS.
Both during your employment by Cerner and after, you agree that you will neither: (i) engage in unfair competition against Cerner; nor (ii) use any of Cerner’s Trade Secrets to (a) identify existing Cerner clients for your own benefit or the benefit of any other firm or entity, (b) to facilitate the solicitation for your own personal benefit or the benefit of any other firm or entity of any existing Cerner client whom you serviced or about whom you otherwise gained Confidential Information during your employment with Cerner.
9.PUBLICITY.
You consent to the use of your name, voice and picture (including, but not limited to, use in still photographs, videotape and film formats) during your employment with Cerner for advertising, promotional, public relations, and other business purposes including use in web sites, online communication forums, newspapers, brochures, magazines, journals and films or videotapes by Cerner and Cerner Clients. Notwithstanding the foregoing, Cerner will not use your name, voice, signature, photograph or likeness after termination of your employment for the purpose of advertising, selling or soliciting Cerner products and services whether as part of a campaign or direct client engagement, without your advance approval, which you agree you will not unreasonably withhold.
10.CERNER PROPERTY.
When physical Cerner Property is formally issued to you, you will acknowledge receipt of it when requested to do so and will take all reasonable precautions and actions necessary to safeguard and maintain it in normal operating condition. You will notify Cerner immediately of any damage or loss. If your employment with Cerner terminates (for any reason), you will immediately return to Cerner all Cerner Property issued, delivered, accessed or which otherwise belongs to Cerner. You agree to reimburse Cerner for any reasonable attorneys’ fees and other collection charges incurred by Cerner in the event it becomes necessary to file a replevin or other legal action to recover the Cerner Property from you.
11.CERNER POLICIES.
You agree that your employment is subject to the policies and procedures of Cerner as amended from time to time and that you will comply with and assist in the vigorous enforcement of all policies, practices, and procedures. You understand that a material violation of Cerner policies, practices, and procedures may result in termination of your employment for Cause.
12.NO RESTRICTIONS.
By accepting the offer of employment and executing this Agreement, you represent and warrant that to the best of your knowledge you are not subject to any noncompetition, non-solicitation or confidentiality agreements that your employment by Cerner, or contemplated work activities at Cerner, would violate. You also represent and agree that you will not disclose to Cerner, or induce Cerner to use, any proprietary, confidential or Trade Secret information belonging to any previous employer or other third parties. If it is determined that a valid and enforceable agreement exists that, in Cerner’s sole discretion, would prevent or materially restrict your ability to perform your duties under this Agreement (a “Restrictive Agreement”), Cerner shall have the option to terminate this Agreement immediately and such termination shall be considered an Ineligible Severance Event. In the event that Cerner terminates this Agreement pursuant to the immediately preceding sentence, all other agreements entered into by and between you and Cerner (including any equity grants or bonus payments that have not yet vested or been paid, respectively) shall also terminate, and, notwithstanding Paragraph 13 below, neither party shall be liable to the other party hereto for any damages (including reasonable attorneys’ fees), indemnification obligations, liability, actions, suits or other claims arising out of or relating to the existence of a Restrictive Agreement or the enforcement of any provisions or remedies thereunder.
13.REMEDIES.
By signing this Agreement, you agree that the promises you have made in it are of a special nature, and that any breach, violation or evasion by you of the terms of this Agreement will result in immediate and irreparable harm to Cerner. It will also cause damage to Cerner in amounts difficult to ascertain. Accordingly, Cerner will be entitled to the remedies of injunction and specific performance, as well as to all other legal and equitable remedies that may be available to Cerner. You and Cerner hereby waive the posting of any bond or surety required prior to the issuance of an injunction hereunder. However, in the event that a court refuses to honor the waiver of bond, you and Cerner agree to a bond of $500. In addition, unless otherwise prohibited by law, you and Cerner waive the award of consequential and/or punitive damages in any action related to this Agreement or your employment with Cerner.
14.INDEMNIFICATION.
You agree to indemnify, defend and hold Cerner harmless from and against any damages (including reasonable attorneys’ fees), liability, actions, suits or other claims arising out of your breach of this Agreement. Cerner agrees to indemnify, defend and hold you harmless from and against any damages (including reasonable attorneys’ fees), liability, actions, suits or other claims arising out of Cerner’s breach of this Agreement.
15.MODIFIED 280G CARVE-BACK.
Notwithstanding anything contained in this Agreement to the contrary, if on an after-tax basis the aggregate payments and benefits paid pursuant to Paragraph 3.B would be larger if the portion of such payments and benefits constituting “parachute payments” under Code Section 280G were reduced by the minimum amount necessary to avoid the imposition of the excise tax under Code Section 4999, then such payments and benefits shall be reduced by the minimum amount necessary to avoid such excise tax. Any such reduction shall occur in a manner that maximizes your economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Paragraph 15 shall be made in writing in good faith by an accounting firm selected by Cerner, which is reasonably acceptable to you (the “Accountants”). Cerner and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 15. Cerner shall be responsible for all fees and expenses of the Accountants.

16. 409A MODIFICATION.
Cerner may modify this Agreement from time to time without your consent if Cerner’s legal counsel deems doing so to be advisable to comply with Section 409A of the Code and you agree that any such modifications shall be binding upon you.
17.NOTICES.
Any notice required or permitted to be given pursuant to the terms of the Agreement shall be sufficient if given in writing and if personally delivered by receipted hand delivery to you or to Cerner, or if deposited in the United States mail, postage prepaid, first class or certified mail, to you at your residence address or to Cerner’s corporate headquarters address or to such other addresses as each party may give the other party notice in accordance with this Agreement.
18.SURVIVING PROVISIONS.
Notwithstanding the termination of the employment relationship underlying this Agreement, the rights and obligations set forth in this Agreement with respect to both parties will survive such termination as necessary to permit the intent of the provisions to be carried out.
19.GOVERNING LAW.
If you are working or residing in California, this Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of California, without regard to its conflict of law principles. For claims that are not covered by the Cerner Mutual Arbitration Agreement, Cerner and you each irrevocably and unconditionally submit to the exclusive jurisdiction of any California state court or federal court of the United States of America sitting in California, in any action or proceeding arising out of or relating to this Agreement. If you relocate outside the state of California and Cerner pays your relocation costs, you agree that after your relocation, this Agreement will be governed by, construed, interpreted, and its validity determined, under the laws of the State of Missouri, without regard to its conflict of law principles. In such case, for claims that are not covered by the Cerner Mutual Arbitration Agreement, Cerner and you each irrevocably and unconditionally submit to the exclusive jurisdiction of any Missouri state court or federal court of the United States of America sitting in Kansas City, Missouri, in any action or proceeding arising out of or relating to this Agreement. In any such action or proceeding, the non-prevailing party shall pay the reasonable attorneys’ fees and costs of the prevailing party.
20.SEVERABILITY.
If any provision of this Agreement is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision - and the rest of this Agreement - valid and enforceable. In the event that any provisions of Paragraphs 7 or 8 of this Agreement relating to time period and/or areas of restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, said time period and/or areas of restriction shall be deemed to become and thereafter be the maximum time period and/or areas that such court deems reasonable and enforceable. If a court declines to amend this Agreement as provided in this Paragraph 20, the invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the remaining provisions, which must be enforced as if the offending provision had not been included in this Agreement.
21.CLAWBACK.
The right to receive severance and benefits in accordance with Paragraph 3 is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect from time to time with respect to severance, or any other applicable clawback, adjustment or similar policy in effect on or established subsequent to, the Effective Date (the “Clawback Policy”). The terms of the Clawback Policy are incorporated herein by reference.
22.ENTIRE AGREEMENT.
You hereby acknowledge receipt of a signed counterpart of this Agreement. You agree that this Agreement, together with the Cerner Mutual Arbitration Agreement (which is being entered into by you and Cerner contemporaneously and in conjunction with this Agreement as a condition to and in consideration of your employment by Cerner), is your entire agreement with Cerner concerning the subject matter hereof, and this Agreement cancels, terminates and supersedes any of your previous oral or written understandings or agreements with Cerner or with any director, officer or representative of Cerner with respect to your employment with Cerner (other than said Cerner Mutual Arbitration Agreement). Without limitation, the severance benefits and payments eligible to be provided under this Agreement supersede and replace any benefits or payments you might otherwise be eligible to receive under the Cerner Associate Severance Pay Plan effective July 1, 2021, any successor thereto, or any other broad-based Cerner severance plan or policy which otherwise would be applicable to you. The terms of this Agreement may not be modified except in a writing signed by an authorized representative of Cerner’s Board of Directors and you. No waiver of the terms of this Agreement will be effective unless made in writing and signed by an authorized representative of Cerner’s Board of Directors. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement will operate as a waiver thereof. No single or partial exercise of any right, remedy or power under this Agreement will preclude any other or further exercise thereof or the exercise of any other right, remedy or power under this Agreement or by law or equity. You agree that you are bound by the terms of the Cerner Mutual Arbitration Agreement except that, in addition to the claims identified in the Cerner Mutual Arbitration Agreement as “Claims Not Covered by this Agreement,” the parties agree that any claims for indemnification by you arising out of the Indemnification Agreement (which is being entered into by you and Cerner contemporaneously and in conjunction with this Agreement as a condition to and in consideration of your employment by Cerner) or under Cerner’s certificate of incorporation, as amended or restated, or bylaws, as amended or restated, shall not be subject to the Cerner Mutual Arbitration Agreement.
23.ASSIGNMENT AND SUCCESSORS.
Cerner may assign this Agreement to any of its subsidiaries, affiliates, parent companies, other related entities or to the acquiring entity in a Change of Control transaction without written notice or your prior consent. This Agreement shall be binding upon Cerner’s successors and assigns. You agree that, should Cerner be acquired by, merge with, or otherwise combine with another corporation or business entity, the surviving entity will have all rights to enforce the terms of this Agreement as if it were Cerner itself enforcing the Agreement. This Agreement shall also be binding upon your heirs, spouse, assigns and legal representatives. You, however, agree that you may not delegate the performance of any of your obligations or duties hereunder, or assign any rights hereunder, without the prior written consent of Cerner. Any such reported delegation or assignment in the absence of any such written consent shall be void.
This Agreement is executed as of the date first set forth above.

/s/ David T Feinberg, M.D.
David T. Feinberg, M.D.

Cerner Corporation

By:     /s/ William D. Zollars
Name: William D. Zollars
                            Title: Lead Independent Director

APPENDIX A
DEFINITION OF TERMS
2021-2023 PSU PERFORMANCE METRICS has the meaning ascribed to such term in the Offer Terms.
ASSOCIATE means a Cerner employee.
CAUSE means your material breach of this Agreement, fraud against Cerner, misappropriation of Cerner’s assets, willful dishonesty that is injurious to Cerner, embezzlement from Cerner, theft from Cerner, willful and material neglect of your duties and responsibilities hereunder, your arrest and indictment for a crime involving drug abuse, violence, dishonesty or theft, your taking any action or omitting to take any action that results in a violation of the Sarbanes-Oxley Act of 2002, or any related statutes, laws or regulations or material breach of Cerner’s policies, practices and procedures.
CERNER CORPORATION and CERNER mean Cerner Corporation, a Delaware corporation. Where applicable the terms may also cover all of Cerner Corporation’s parent, subsidiary and affiliate corporations and business enterprises, both presently existing and subsequently created or acquired. Subsidiary and affiliate corporations may be directly or indirectly controlled by Cerner or related to Cerner by equity ownership.
CERNER PROPERTY means the various items of Cerner property and equipment assigned to you to help you carry out your Cerner responsibilities, including, but not limited to, keys, credit cards, access cards, parking passes, Cerner Confidential Information, laptops, computer related and other office equipment, mobile telephone, pagers and/or other computer or communication devices.
CHANGE IN CONTROL means:
    (i)    The acquisition by any individual, entity or group (a “Person”) within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of Cerner (the “Outstanding Cerner Common Stock”), or (B) the combined voting power of the then outstanding voting securities of Cerner entitled to vote generally in the election of directors (the “Outstanding Cerner Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (X) any acquisition directly from Cerner, (Y) any acquisition by Cerner, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cerner or any corporation controlled by Cerner; or
    (ii)    Individuals who, as of the date hereof, constitute Cerner’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,

however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Cerner’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
    (iii)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Cerner ( a “Business Combination”), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of Cerner resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Cerner or all or substantially all of Cerner’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Cerner Common Stock and Outstanding Cerner Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of Cerner or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of Cerner resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of Cerner resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or
    (iv)    Approval by the shareholders of Cerner of a complete liquidation or dissolution of Cerner.
CLIENT means any actual or potential customer or licensee of Cerner.
CODE means the Internal Revenue Code of 1986, as from time to time amended.
CONFIDENTIAL INFORMATION means Cerner, Client and Supplier Trade Secrets and proprietary information, Cerner, Cerner Associate, Client and Supplier information which is not generally known, and is proprietary or confidential to Cerner, Cerner Associates, Clients or Suppliers. It includes, but is not limited to, research, design, development, installation, purchasing, accounting, marketing, selling, servicing, finance, business systems, business practices, documentation, methodology, procedures, manuals (both internal and user), program listings, computer software in source code, object or other form, working papers, Client and

Supplier lists, marketing and sales materials not otherwise available to the general public, sales activity information, computer programs and software, compensation plans (specifically, no Associate may disclose Cerner compensation structures or bonus programs with Conflicting Organizations), patient information and other client-related data, and all other non-public information of Cerner and its Associates, Clients and Suppliers. CONFIDENTIAL INFORMATION will not include any information that has been voluntarily disclosed to the public by Cerner (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
CONFLICTING ORGANIZATION means Allscripts Healthcare Solutions, Inc., athenahealth, Inc., Computer Programs and Systems, Inc., eClinicalWorks, LLC, Epic Systems Corporation, InterSystems Corporation, Medical Information Technology, Inc. (MEDITECH), and their respective affiliates.
CONFLICTING SOLUTION means any solution, product, process or service which is the same as, similar to, or competes with any Cerner solution, product, process or service with which you worked or supervised, directly or indirectly, during the last three (3) years of your employment by Cerner, or about which you have acquired Confidential Information or which you developed, authored or conceived, in whole or in part, at any time during your employment by Cerner.
CONSTRUCTIVE TERMINATION means the occurrence of any of the following without your consent: (1) a material, adverse change in your authority, position, duties, or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you are required to report to any person(s) other than Cerner’s Board of Directors, (2) a material reduction in your total target compensation (which equals the sum of your annual base salary, target annual bonus and ongoing annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of this Agreement. You cannot terminate your employment on account of a Constructive Termination unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Constructive Termination within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Constructive Termination within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Constructive Termination with respect to such grounds.
DISABILITY means a physical or mental illness, as determined by an accredited physician, which causes you to be unable to perform your duties hereunder for ninety (90) consecutive days, or for an aggregate of ninety (90) days during any period of twelve (12) consecutive months.

GOOD REASON means the occurrence of any of the following, without your consent: (1) a material, adverse change in your authority, duties, position or responsibilities (other than temporarily while you are physically or mentally incapacitated or as required by applicable law) or reporting structure such that you are required to report to any person(s) other than Cerner’s Board of Directors, (2) a material reduction in your total target compensation (which equals the sum of your annual base salary, target annual bonus and ongoing annual equity grant), excluding any reduction related to a broader compensation reduction or redesign by Cerner that is not limited to you, (3) a relocation of the principal location at which you are required to perform your duties to more than twenty-five (25) miles from the Kansas City metropolitan area and which is adverse to you, or (4) any other action or inaction that constitutes a material breach by Cerner of this Agreement. You cannot terminate your employment on account of a Good Reason unless you have provided written notice to Cerner of the existence of the circumstances providing grounds for termination on account of a Good Reason within thirty (30) days of the initial existence of such grounds and Cerner has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment on account of a Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate on account of a Good Reason with respect to such grounds.
SUPPLIER means any actual or potential licensor, vendor, supplier, contractor, agent, consultant or other purveyor of Cerner® solutions, products, processes or services.
TRADE SECRET means information, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
WORK PRODUCT means discoveries, inventions, computer programs, improvements, data, works of authorship, designs, methods, ideas, solutions and other work product (whether or not they are described in writing, reduced to practice, patentable or copyrightable) which results from any work performed by you for Cerner, or involves the use of any Cerner equipment, supplies, facilities or Confidential Information, or relate directly to the business of Cerner, or relate to Cerner’s actual or demonstrably anticipated research or development.

APPENDIX B

OFFER TERMS

Name:        David T. Feinberg, M.D.

Position:    President and Chief Executive Officer

Annual Cash Compensation
Annual Base Salary:      $900,000 to be reviewed annually by the Cerner Board of Directors

Cerner Performance Plan: $1,350,000 annual target bonus level—150% of Annual Base Salary

The Cerner Performance Plan (CPP) provides additional, performance-based compensation opportunities tied to the attainment of organization performance goals. The specifics of your plan and metrics will be defined and approved by the Cerner Board of Directors (“Board”) annually. You are eligible to participate in the plan immediately upon employment.
Long Term Incentive Equity Compensation
Your first annual equity grant will be valued at $13,500,000 and be made in conjunction with the executive annual performance and compensation cycle during the first half of 2022. This grant will be made 50% as time-based restricted stock units (“RSUs”) vesting ratably over three years and 50% as performance-based restricted stock units (“PSUs”), which vest after three years, based upon the level of attainment with respect to performance metrics that will be approved by the Board prior to the grant date.
Assuming a start date on or before October 1, 2021, you will receive an additional equity grant with a grant date value of $3,375,000—one quarter of the value of your 2022 annual equity grant. The grant will be made 50% as time-based RSUs vesting ratably over three years from your start date and 50% as PSUs, which vest on May 7, 2024, based upon the level of attainment with respect to performance metrics set by the Board during the 2021 compensation cycle for 3-Year CAGR Revenue Growth, 2023 Adjusted Earnings Per Share and Relative Total Shareholder Return (“the 2021-2023 PSU Performance Metrics”). The equity will be granted on your start date if within our open trading period or the first day within the next open trading period immediately following your start date.
Subject to approval by the Board, you will be eligible to receive annual equity grants beginning in 2023. Starting in 2023, each annual equity grant will be made in such form and amounts and on such terms and conditions as determined by the Board in its sole discretion taking into consideration a number of factors including the target value granted in the prior year. For avoidance of doubt, the amount of each annual equity grant starting in 2023 is not guaranteed and may be greater or less than value of the annual equity grant in the prior year.

Sign-on Bonus and One-time Equity Grant
You will receive a sign-on bonus of $375,000 generally to replace your accrued annual incentive with your current employer. You will also receive a one-time equity grant on your start date if within our open trading period, or on the first day within the next open period immediately following your start date, to replace the potential equity value you might have earned if you remained with your current employer (“One-Time Equity Grant”). The One-Time Equity Grant will have a grant date value of $15,000,000 and will be made 50% as RSUs and 50% as PSUs. The RSUs will vest over three years on the following schedule: half of the RSUs ($3,750,000 of RSU grant date value) after one year, one-quarter of the RSUs ($1,875,000 of RSU grant date value) after two years, and the remaining one-quarter of the RSUs ($1,875,000 of RSU grant date value) after three years. The PSUs will vest on May 7, 2024, based upon the level of attainment with respect to the 2021-2023 PSU Performance Metrics.

Personal Use of Corporate Aircraft
You will have access to Cerner’s corporate aircraft for personal use with a value not to exceed $100,000 annually. The value of any unused personal use will be paid to you on an annual basis.

Benefits
Cerner offers a comprehensive set of benefits to address your physical, financial and emotional health. A benefits overview will be provided in a separate communication. Cerner Executives do not accrue paid time off and instead are encouraged to take time off on an as-needed basis while meeting business accountabilities and responsibilities.

Relocation Assistance
Cerner will provide relocation assistance for your move to Kansas City in accordance with Cerner’s Platinum Relocation Guideline. Your relocation benefits include the following:
•Shipment of personal goods and final move trip
•Reimbursement for commissions on a home sale and/or home purchase, and/or expenses incurred in connection with breaking a lease, as applicable
•Temporary accommodations
•Other relocation allowances as appropriate

Conditions
This term sheet summarizes the offer for the position of President and Chief Executive Officer of Cerner Corporation. However, this term sheet is not intended to constitute a complete statement of the terms and conditions of such offer or constitute a legally binding agreement between the parties. The specific terms and conditions governing your employment will be set forth in Cerner’s Executive Employment Agreement, Cerner’s Mutual Arbitration Agreement and the equity grant instruments. This offer of employment is further contingent upon successful completion of a background check and acceptance of your Executive Employment Agreement and Mutual Arbitration Agreement.

APPENDIX C
SEVERANCE AGREEMENT AND RELEASE
This SEVERANCE AND RELEASE AGREEMENT (this “Agreement”), is entered into by and between Cerner Corporation, a Delaware corporation (the “Company”) and David T. Feinberg, M.D. (“Executive”).
WHEREAS, the Company and Executive are parties to that certain Cerner Executive Employment Agreement executed as of August 16, 2021 (the “Employment Agreement”) and a Mutual Arbitration Agreement with the Company dated [•], 2021 (the “Arbitration Agreement”);
WHEREAS, the parties agree that Executive will cease to serve as President and Chief Executive Officer of the Company and that Executive’s employment with the Company will terminate;
WHEREAS, the Company and Executive acknowledge that they at all times have maintained an at-will employment relationship, subject to the terms of the Employment Agreement; and
WHEREAS, Executive and the Company desire to end the employment relationship amicably and to resolve and settle any and all claims that Executive has or may have against the Company, including claims arising from any aspect of Executive’s employment with the Company or the termination of the employment relationship.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, including the foregoing recitals, Executive and the Company, each intending to be legally held bound, agree as follows:
1.Termination Date. Executive’s employment with the Company (and any of its subsidiaries or affiliates) will terminate effective [•] (the “Separation Date”). Executive shall not be entitled to any further salary, bonuses, cash awards under the Cerner Corporation 2018 Performance Compensation Plan, as amended, or any successor plan (“CPP”), wages, benefits, regular equity vesting, reimbursement of expenses, retirement benefits, insurance, or other compensation or benefits of any type from the Company, its subsidiaries or its affiliates after the Separation Date. Effective as of the Separation Date, Executive hereby resigns from all positions Executive holds as an officer, director or otherwise with respect to the Company, its subsidiaries and its affiliates.
2.Payments and Benefits.
(a)The Company will continue to pay Executive’s salary through the Separation Date on Cerner’s regular paydays. Additionally, Executive shall receive the compensation and benefits listed on Schedule 1.A. hereto.
(b)Provided that this Agreement becomes effective in accordance with the terms herein and Executive complies with Executive’s obligations under this Agreement, Executive shall receive the consideration listed on (i) Schedule 1.B. hereto if the circumstances underlying Executive’s termination trigger severance in accordance with Paragraph 3.A of the Employment Agreement; or (ii) Schedule 1.C. hereto if the circumstances underlying Executive’s termination trigger severance in accordance with Paragraph 3.B of the Employment Agreement.
(c)In the event of Executive’s death before the completion of the payout of any of the benefits described in Section 2(b) and Schedule 1, Cerner will pay the remaining benefits described in Section 2(b) and Schedule 1 in a lump sum to

Executive’s designated Beneficiary separately communicated to Cerner provided that Beneficiary completes and delivers a Form W-9 to Cerner. Executive may revoke or change this Beneficiary designation at any time by delivering to Cerner a written document signed by Executive with the attestation of a notary stating that Executive is revoking or changing the designation, provided that such document is delivered while Executive is still alive and of sound mind. If Executive’s designated Beneficiary does not survive him or if the deaths are simultaneous, this paragraph and designation shall be void and of no effect, and any payments due under Section 2(b) and Schedule 1 shall be made to Executive’s estate.
(d)Executive agrees that amounts paid pursuant to this Agreement shall be in full and final satisfaction of any amounts or other benefits that could be owed to Executive under any other agreement he may have entered into with Cerner or, except as required by law or specifically provided herein, any other Cerner benefit plan or arrangement.
3.Responsibility for Taxes. Executive shall be solely responsible for the reporting and payment of any federal, state and/or local income or employment taxes and/or any other withholdings, if any, on all compensation and benefits provided to Executive under this Agreement, except for the amounts actually withheld by the Company in compliance with this Agreement. Executive shall indemnify, hold harmless and defend the Company, its officers, directors and shareholders from any and all taxes, penalties, interest, claims, costs and fees (including attorneys’ fees and costs), damages or actions based upon or arising out of or related to the foregoing.
4.Release.
(a)Executive, for and on behalf of himself and his executors, administrators, successors, assigns, agents, heirs and descendants, voluntarily, knowingly and willingly releases and forever discharges the Company, together with its parents, subsidiaries, co-venturers and affiliates, and each of their respective predecessors, successors and assigns, and all of those entities’ current and former partners, shareholders, members, owners, heirs, assigns, employees, agents, officers, directors, attorneys, and insurers, but only in their capacities as such (collectively, “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which Executive signs this Agreement, including, but not limited to, (A) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Releasees, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Executive Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the

California Family Rights Act, the California Constitution and the California Labor, Government, Civil and Business and Professions Codes, Workmen’s Compensation laws, Consolidated Omnibus Budget Reconciliation Act, the Worker Adjustment and Retraining Notification Act, Executive Order 11246, all as amended and including all of their respective implementing regulations, veterans’ laws, all federal, state and local laws related to libel, slander, defamation, invasion of privacy, breach of contract, outrageous conduct, intentional or negligent infliction of emotional distress, respondent superior, negligent hiring or retention, and all other laws and ordinances which are meant to protect workers in their employment relationships and under which you might have rights and claims, and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Releasees and Executive, including, but not limited to, the Employment Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Section 4 shall in any way diminish or impair: (I) any rights Executive may have to vested benefits under employee benefit plans; (II) Executive’s ability to bring proceedings to enforce this Agreement; (III) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits, or (IV) any rights Executive may have to bring any Claim for indemnification under any applicable directors and officers liability insurance policy or applicable state or federal law.
(b)Executive acknowledges and agrees that the Company and the Releasees have fully satisfied any and all obligations owed to Executive arising out of or relating to Executive’s employment with the Company, and no further sums, payments or benefits are owed to Executive by the Company or any of the Releasees arising out of or relating to Executive’s employment with the Company, except as expressly provided in this Agreement.
(c)This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section 4. Accordingly, Executive expressly waives all rights under Section 1542 of the California Civil Code (“Section 1542”) or any similar statute or common law doctrine under applicable law in any other jurisdiction. Section 1542 states as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Executive acknowledges that Executive may later discover claims or facts in addition to or different from those that Executive now knows or believes to exist with regard to the subject matter of this Agreement, and that, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive waives any and all claims that might arise as a result of such different or additional claims or facts.

5.Continuing Obligations. Executive acknowledges and agrees that the covenants in Paragraphs 7 and 8 of the Employment Agreement remain in full force and effect and shall survive the execution, delivery and performance of this Agreement.
6.No Assistance. Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private third party against any of the Releasees, unless under a lawful subpoena or other court order to do so.
7.Confidentiality. Other than as may be required by law, and subject to Section 9, Executive acknowledges and agrees that all confidentiality obligations and covenants set forth in the Employment Agreement shall continue in full force and effect.
8.Cooperation. Executive agrees to cooperate voluntarily with the Company, to provide truthful information, to memorialize any information provided in the course of interviews with representatives of the Company or its affiliates, regarding any actual or threatened litigation involving the Company or its affiliates, and to cooperate in the defense of any legal matters about which Executive has material knowledge. Executive further agrees that Executive will cooperate with the Company and its affiliates in a professional manner in the transition of Executive’s job duties and provide the Company or its affiliates with truthful information regarding the work that Executive has done for the Company or its affiliates, including the location and contents of all files, including electronic files, relating to such work.
9.Permitted Disclosures.
(a)Pursuant to 18 U.S.C. § 1833(b), Executive hereby acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or any other agreement by and between the Company and Executive is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets expressly allowed by such section.
(b)Further, nothing in this Agreement or any other agreement by and between the Company and Executive shall prohibit or restrict Executive from (i) voluntarily communicating with an attorney retained by Executive, (ii) voluntarily communicating with any law enforcement, government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, a local commission on human rights, or any self-regulatory organization regarding possible violations of law, in each case without advance notice to the Company, or otherwise initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by such government agency, (iii) recovering a SEC whistleblower award as provided under Section 21F of the Securities Exchange

Act of 1934, (iv) disclosing any confidential information to a court or other administrative or legislative body in response to a subpoena, provided that Executive first promptly notifies and provides the Company with the opportunity to seek, and join in its efforts at the sole expense of the Company, to challenge the subpoena or obtain a protective order limiting its disclosure, or other appropriate remedy, or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled; and provided further, that any such disclosures are made in accordance with applicable law or regulation and in a manner that limits, to the furthest extent possible, disclosure of confidential information.
10.Return of Property. Executive represents that Executive has returned to the Company all property of the Company in Executive’s possession, custody or control, including, without limitation, any and all materials and equipment supplied by the Company, such as credit cards, computers, phones, tablets, other electronic equipment and keys, and any and all documents, contracts, agreements, plans, books, notes, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, including, without limitation, any such documents or other materials which contain confidential information, and any copies of any of the foregoing. To the extent Executive has any of the foregoing property of the Company in Executive’s possession, custody or control in electronic form (for example, in Executive’s personal cloud storage or email account or on a personal computer), Executive has identified such documents to the Company, delivered identical copies of such documents to the Company, and followed the Company’s instructions regarding the permanent deletion or retention of such documents. Executive acknowledges and agrees that no copies of any Cerner property, manuals or other intellectual property, confidential information or materials containing trade secrets will be retained by Executive or on Executive’s behalf by any third party after the Separation Date. The property which must have been returned to the Company pursuant to this Section 10 must have been returned whether in Executive’s possession, work area, home, vehicle or in the wrongful possession of any third party with Executive’s knowledge or acquiescence, and whether prepared by Executive or any other person or entity.
11.Consultation With Counsel/Time To Review Agreement.
(a)Executive acknowledges that (i) the Company has advised Executive to consult with an attorney of Executive’s own choosing before signing this Agreement, (ii) Executive has been given the opportunity to seek the advice of counsel, (iii) Executive has carefully read and fully understands all of the provisions of this Agreement, (iv)  the release provided herein specifically applies to any rights or claims Executive may have against the Releasees pursuant to the ADEA, (v) Executive is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive is not otherwise entitled, and (vi) Executive has the full power, capacity and authority to enter into this Agreement. Executive intends that this Agreement shall not be subject to any claim for duress.
(b)Executive understands and agrees that Executive has twenty-one (21) calendar days following Executive’s receipt of this Agreement to consider whether to sign this Agreement, although Executive may sign it sooner. For a period of seven (7) days after the date on which Executive signs the Agreement, Executive may, in

Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to the Company and delivered, by email, by hand or overnight courier service or mailed by certified or registered mail, to Cerner Corporation, Attn: Chief Legal Officer, 2800 Rock Creek Parkway, North Kansas City, Missouri 64117 by no later than 5:00 p.m. CT of the seventh (7th) day following Executive’s execution of this Agreement. If Executive timely and properly revokes his consent within such seven (7) calendar day period, the Company’s offer of the payments and benefits set forth in Section 2(b) above shall be null and void, and the release in Section 4 above shall be of no force or effect. If Executive does not rescind this Agreement pursuant to this Section 11(b), this Agreement shall become final and binding and shall be irrevocable on the eighth (8th) calendar day following the date of Executive’s execution of this Agreement (the “Effective Date”). Changes to this Agreement, whether material or immaterial, shall not restart the running of the twenty-one (21) calendar day period.
12.Non-Admission. Executive understands and agrees that neither this Agreement nor anything in it shall be considered as any admission by the Company or any other Releasee of any improper conduct whatsoever.
13.Fees and Costs. The parties shall bear their own attorney’s fees and costs, if any.
14.Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of Missouri without regard to the conflict of law principles of any jurisdiction. Any court of competent jurisdiction within the State of Missouri shall have jurisdiction to hear and decide any controversy or claim between the Company and Executive arising under or relating to this Agreement.
15.Amendments; Waivers. No provision of this Agreement may be changed, extended, waived, modified, discharged or terminated, except by a written instrument executed by the parties hereto which expressly states it is an amendment.
16.Entire Agreement. This Agreement sets forth the entire understanding between the Company and Executive, and supersedes all prior agreements, representations, discussions and understandings concerning the subject matter addressed herein. The Company and Executive represent that, in executing this Agreement, each party has not relied upon any representation or statement made by the other party, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement. For the avoidance of doubt, the Arbitration Agreement shall survive this Agreement and be applicable with respect to disputes arising under this Agreement, to the extent so provided in the Arbitration Agreement.
17.Titles and Headings. Titles and headings to sections, subsections and sub-subsections of this Agreement are for the purposes of reference only and shall not affect the interpretation of this Agreement.
18.Interpretation. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party. Capitalized terms used but not defined in this Agreement or the Schedules shall have the meaning ascribed to such terms in the Employment Agreement.
19.Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

20.Severability. In the event that any provision (or portion thereof) of this Agreement shall be held void, voidable or unenforceable, (a) such provision (or portion thereof) shall be deemed amended to provide the parties, to the maximum extent permitted by applicable law, the intent of such provision (or portion thereof), and (b) the remaining provisions hereof shall remain in full force and effect.
21.Counterparts. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be the original, but such counterparts together shall constitute but one and the same instrument. Signature pages delivered by facsimile or as a PDF attachment to electronic mail shall be binding to the same extent as an original.
22.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of assets of the Company. Executive may not assign his duties or obligations under this Agreement.
23.Section 409A. The intent of Executive and the Company is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and authoritative guidance promulgated thereunder (“Section 409A”), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be exempt from or in compliance therewith, as applicable. To the extent required to comply with the requirements of Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. For such purposes, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be deferred compensation, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (a) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company, (b) the date of Executive’s death or (c) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described herein that are due within the “short term deferral period” within the meaning of Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. In no event shall the timing of Executive’s execution of a release result, directly or indirectly, in Executive designating the calendar year of any payment hereunder, and, to the extent required by Section 409A, if a payment hereunder that is subject to execution of a release could be made in more than one (1) taxable year, payment shall be made in the later taxable year. The Company makes no representation that any or all of the payments or benefits to be provided pursuant to this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment or benefit. Executive shall be solely responsible for the payment of any taxes or penalties incurred under Section 409A.
24.Clawback. The right to receive severance and benefits in accordance with this Agreement is subject to rescission, forfeiture, cancellation or recoupment, in whole or in part, if and to the extent so provided under the Cerner Corporation Incentive Awards and Severance Payment Clawback Policy for Executive Officers and Applicable Persons, as in effect from time to time with respect to severance, or any other applicable clawback, adjustment or similar policy in effect on or established subsequent to, the Effective Date (the “Clawback Policy”). The terms of the Clawback Policy are incorporated herein by reference. You agree to provide all assistance necessary to Cerner to recover or recoup any of the severance or other value pursuant to this Agreement which is subject to recovery or recoupment pursuant to the Clawback Policy.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this instrument on the dates indicated below.

David T. Feinberg, M.D.

DATED:

CERNER CORPORATION a Delaware corporation

DATED:
By:	Name:
Title:

Schedule 1
A.    Accrued Amounts

1.Cerner shall pay Executive within thirty (30) days following the Separation Date (x) any accrued but unpaid base salary, (y) any owed reimbursements for unreimbursed business expenses properly incurred by Executive prior to Executive’s termination date, which shall be subject to and paid in accordance with Cerner’s expense reimbursement policy and (z) such employee benefits (including equity compensation or cash bonuses earned (i.e., when all vesting conditions have been met) as of the Separation Date but not yet paid), if any, to which Executive may be entitled under Cerner’s employee benefit plans as of Executive’s Separation Date; provided that, in no event shall Executive be entitled to any payments in the nature of any other severance or termination payments (such as under Cerner’s Associate Severance Pay Plan, effective July 1, 2021, or any successor thereto).

B.    Non-Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation following Constructive Termination

1.Cerner will provide you with separation payments of $_______, less applicable deductions required by law, on a biweekly basis on Cerner’s regular paydays during the twenty-four (24) month period following the Separation Date, commencing on the first regular payday after the Effective Date of this Agreement. Such biweekly separation payments are based on of (i) Executive’s then current annual base salary, plus (ii) the average of the annual cash bonus Executive received from Cerner during the three (3) years preceding the termination of Executive’s employment (or, if Executive has not been employed by Cerner for three (3) years, then such lesser number of years that Executive has been employed at Cerner), or if Executive’s Separation Date occurs before any annual cash bonus has been paid to Executive, Executive’s target annual bonus amount as set forth in Appendix B of the Employment Agreement; plus (iii) subject to compliance with the Affordable Care Act, the difference between the monthly COBRA continuation premium for Executive and his partner, spouse or dependents under Cerner’s health, vision and dental plans in effect as of the Separation Date and the monthly amount Executive was paying for such coverage as of the Separation Date. The severance payments contemplated by the immediately preceding clause (i) will be based on Executive’s annual base salary at the time of Executive’s termination; provided, however, that if Executive resigns from employment following a Constructive Termination because of a material reduction in Executive’s total target compensation, such severance payments will be based on Executive’s annual base salary in effect immediately prior to such reduction.

2.As of the Effective Date of this Agreement, Cerner shall, with respect to all outstanding unvested equity:
(i)fully vest and, if applicable pay or deliver immediately, or a later date in conformity with Code Section 409A, any shares or other property relating to the time-based restricted stock unit award granted to Executive on [•], 2021, that were awarded to replace the potential equity value Executive might have earned if Executive remained with Executive’s prior employer;

(ii)cause the performance-based restricted stock unit award granted to Executive on [•], 2021, to replace the potential equity value Executive might have earned if Executive remained with Executive’s prior employer, to remain outstanding and vest or be forfeited in accordance with the terms of the applicable award agreement, based upon the level of attainment with respect to the 2021-2023 PSU Performance Metrics;

(iii)except as provided in clause (i) above, fully vest and, if applicable pay or deliver immediately, or a later date in conformity with Code Section 409A, any shares or other property relating to time-based restricted stock or time-based restricted stock unit awards having a “date of grant” or “grant date” (as listed in such awards) that is at least twelve (12) months before the effective date of Executive’s termination and that were originally, ignoring the application of this clause (iii) and assuming continuous employment, scheduled to vest by the second anniversary of the effective date of Executive’s termination;

(iv)except as provided in clause (ii) above, forfeit all performance-based equity awards that have not settled (regardless of whether the original performance-based vesting criteria may have been satisfied) by the effective date of Executive’s termination;

(v)except as provided in clause (i) above, forfeit all time-based restricted stock or time-based restricted stock unit awards having a “date of grant” or “grant date” (as listed in such awards), within twelve (12) months of the effective date of Executive’s termination; and

(vi)forfeit all shares subject to stock options that have not vested as of the effective date of Executive’s termination.

C.    Change in Control - Termination by Cerner for other than an Ineligible Severance Event or Resignation for Good Reason

1.Cerner (or any successor thereto) shall pay Executive in a lump sum, within sixty (60) days of the Separation Date, severance payments equal to two (2) times the sum of (i) Executive’s then current annual base salary, plus (ii) the average annual cash bonus Executive received from Cerner during the three (3) years preceding the termination or resignation of Executive’s employment (or, if Executive has not been employed by Cerner for three (3) years, then such lesser number of years that Executive has been employed at Cerner), less (iii) normal tax and payroll deductions. The severance payments contemplated by the immediately preceding clause (i) will be based on Executive’s annual base salary at the time of termination; provided, however, that if Executive resigns from employment for Good Reason within twelve

(12) months following the date a Change in Control of Cerner becomes effective because of a material reduction in Executive’s total target compensation, such severance payments will be based on Executive’s annual base salary in effect immediately prior to such reduction.

2.Cerner will provide you with additional severance payments of $_______, less applicable deductions required by law, on a biweekly basis on Cerner’s regular paydays during the twenty-four (24) month period following the Separation Date, commencing on the first regular payday after the Effective Date of this Agreement. Such biweekly severance payments represent twenty-four (24) times the difference between the monthly COBRA continuation premium cost to cover Executive and Executive’s dependents (to the extent covered under Cerner’s health, vision and dental plans on the Separation Date) under Cerner’s health, vision and dental plans in effect as of the Separation Date and the monthly amount Executive was paying for such coverage at the Separation Date.

3.As of the Effective Date of this Agreement, Cerner (or any successor thereto) shall fully vest all outstanding unvested equity incentive awards granted to Executive under any Cerner equity incentive plans (or any successor equity incentive plans). For purposes of this Paragraph C.3, any performance-based award shall become vested or settled at the greater of (i) actual level of achievement, if the performance period was concluded at the time of Change in Control or where shares are banked based on achievement of incremental performance metrics but have not yet fully vested at the time of the Change in Control, or (ii) or “at-target” levels (assuming the “at-target” levels of goal achievement had been attained).

APPENDIX D

PRIOR INVENTION INVENTORY

None.

The Platinum Relocation Guideline (this “Guideline”) is a guide for associates of Cerner Corporation and its affiliated entities (“Cerner”) who are considering or have accepted a position in which relocation is required. Cerner’s approach to relocations aims to meet Cerner’s business needs, offer career and personal development opportunities, and ensure a cost-effective approach for you and Cerner. Specific decisions may be made to address unique needs or business requirements.
This Guideline applies to newly hired or current associates who have been approved for a platinum relocation. The distance between your former residence and new place of employment must be 50 miles more than the distance between your former residence and former place of employment. Additionally, your move must be made within 12 months from the hire date, although you are expected to begin working in the new work location on the agreed upon hire date. If a move has not taken place within 12 months from the hire or transfer date, all relocation benefits will be forfeited and any relocation benefits already distributed may be 100% recoverable according to the Repayment Provision of this Guideline.
Relocation Assistance
Relocations are unique and based on your home and destination location and family size. Various types of assistance may be offered based on the circumstances of the relocation. The specific details of your assistance will be outlined in the employment agreement, relocation agreement and/or offer letter.
Time Off
Cerner may provide up to 5 days of administrative paid time off for internal associates. This time should be taken prior to departure from the home location or upon arrival to the destination location. Time off must be used within 30 days of your transfer date and is non-transferable. Time off must be coordinated with your manager(s) to ensure business needs are not negatively impacted.
Shipment of Personal Goods
Cerner will pay the expenses for a full-service move from the current location to the destination location, including packing, valuation and transit. SIRVA will make arrangements for a moving company to contact you to begin this process. Please see the table below for specific services that Cerner will provide as a part of this benefit. The final shipment invoice amount may be recoverable per the Repayment Provision of this Guideline.

Cerner will provide	Cerner will NOT provide
Packing, loading, transporting and unloading goods, including crating and uncrating of all televisions (plasma, LCD, or any other HDTV that requires crating)	Overtime charges on nights and weekends
30 days of storage (household goods only)	Storage greater than 30 days or storage of autos
3rd party services for: washer, dryer or refrigerator hook ups, piano, grandfather clock, waterbed, and/or pool table (as long as these items are being utilized at origin)
3rd party services for: hot tub, basketball goal, swing sets, additional wiring for washer, dryer or refrigerator, exercise equipment, computer/audio systems, light fixtures, fireplace doors, satellite dishes

Transportation of automobiles – 1 car or 2 cars if move is greater than 500 miles	Transportation of hot tubs, boats and other recreational vehicles
Elevator charges, stair carry or shuttle service (if necessary)	Transportation of the following items: firewood, lumber, flammable items, guns, ammunition, pets, plants, collections (i.e., jewelry, stamps, wine, etc.)
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Discard and Donate
Cerner may offer you the Discard and Donate program, a pre-move service designed to assist you with determining what to move to your new location. A professional organizer will help you sort through your belongings to allocate what can be given to friends, donated to charity or discarded. They will arrange a dumpster for those items you choose to discard. The organizer will arrange for the pick-up of charitable donations and dumpster removal. This service is available to you once your household goods move has been initiated, in order to reduce any unnecessary costs for moving unneeded or unwanted items.

Your Discard and Donate program also provides an unpacking service upon arrival, which will assist with setting up approximately 25% of the shipment, including getting the highest priority boxes unpacked and put away, such as setting up the kitchen, children’s bedrooms, etc.
Full Replacement Coverage Valuation
Your shipment will have a replacement coverage to repair, replace or reimburse for the current full value of your household good items up to a maximum of $120,000. The shipment is released at $6.00/lb (example: 10,000lb shipment X $6.00/lb = $60,000). Should the shipment valuation exceed $120,000, additional valuation coverage can be purchased at $.50 per additional one hundred dollars of valuation.
Extraordinary items of value must be claimed on a “High Value Inventory Form” to be provided by the moving company and completed prior to pack date. Examples include but are not limited to expensive paintings, antiques, collectibles, designer clothing, other items exceeding $3,000 in value and items having a value greater than $100 per pound.
Pets
Cerner assumes no financial responsibility associated with the transportation or handling of pets to the destination location and does not provide reimbursement for care of pets at the home location.
Final Move Trip
Cerner will reimburse one-way economy-class airfare, direct-route mileage, or alternate mode of transportation, along with en route hotel (as applicable) for you and accompanying legal dependents to the destination location. Travel arrangements must be made through Cerner’s approved travel provider and follow the appropriate Cerner Travel Policy. Cerner will also reimburse excess baggage fees up to $250.
Lease Break Assistance
If you have a rental agreement on a primary residence in the sending location and are subject to a lease termination penalty or fee, Cerner will reimburse you for actual costs up to a maximum of two months’ rent. You must submit appropriate documentation, including the original lease agreement in your name, written documentation of lease termination date and penalties from the landlord. Cerner may also request proof of payment, as applicable. You are expected to make every effort to minimize all expenses related to the relocation. The lease break assistance benefit is recoverable per the Repayment Provision of this Guideline.
Temporary Accommodations & Transportation Reimbursement
Cerner may provide assistance with up to 30 nights of temporary living and transportation prior to securing permanent housing or transportation in the destination location, if necessary. You are responsible for meals and incidentals. Temporary accommodations and/or transportation may be booked through a Cerner travel provider or SIRVA Relocation. The duration of these benefits will be determined at Cerner’s discretion and communicated in the offer letter and/or employment agreement.
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Home Sale Assistance
Cerner may provide Home Marketing and Home Sale Assistance through SIRVA. The Home Marketing and Home Sale Assistance though SIRVA must be utilized in order to receive home sale benefits from Cerner. If your property is not eligible, Cerner may provide alternative home sale assistance. You must not list the home for sale until a SIRVA consultation has taken place and realtor compliance confirmed. The home sale assistance benefit is recoverable per the Repayment Provision of this Guideline.
Home Purchase Assistance
Included in your benefits is a no closing cost loan program through SIRVA Mortgage, which eliminates normal and customary closing costs normally paid by a buyer when purchasing a new home. Program requirements include that:
•You are a homeowner in the departure location and sell your home through SIRVA’s Home Sale Assistance program.
•The residence purchased will be the permanent residence for you and your family.
•The home purchased is not a mobile home or boat.
•The home purchase is within 12 months of the effective date of the relocation.
The no closing cost loan program will not cover:
•A charge made by a lending agency as inducement for it to take a mortgage.
•Any arrangement that reduces the mortgage interest rate.
•Funds required in escrow accounts, such as prorated real estate taxes and insurance premiums.
•Recurring costs such as prepaid interest, real estate taxes, or private mortgage insurance (PMI).
•Additional seller’s costs you agree to in the purchase agreement/negotiations
If your departure home is ineligible for the home sale program through SIRVA, and therefore, you are ineligible for the no closing cost loan program or if you choose not to participate in the no closing cost loan program, the Company may reimburse normal and customary non-recurring buyer’s closing costs. The home purchase assistance benefit is recoverable per the Repayment Provision of this Guideline.
Relocation Allowance
Cerner will provide a $2,500 relocation allowance to assist with any additional miscellaneous expenses associated with the relocation not otherwise covered in this relocation package. SIRVA will issue the relocation allowance within 30 days of your final move trip. This benefit is recoverable per the Repayment Provision of this Guideline.
Tax Considerations
Certain relocation-related payments, including the relocation allowance, represent taxable income. The total relocation expense includes the additional taxes you owe as a result. This is reflected on your form W2 at the conclusion of the tax year. Cerner pays and withholds the taxes on your behalf so the net relocation allowance is received at the time of relocation. Cerner pays the taxes at the IRS published supplemental rate. The relocation allowance amount and the additional tax payment make up the total relocation allowance expense, and you will be responsible for repayment of the entire amount per the Repayment Provision of this Guideline, as applicable.
Tax Disclaimer: Cerner Corporation and its affiliates are not in the business of providing personal tax advice. You should seek assistance of a professional tax advisor if there are any questions regarding any of the tax related items in this Guideline or Agreement. Any tax opinions expressed by Cerner, its affiliates or its associates are made without
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warranty as to their completeness or accuracy. Cerner, its affiliates and its associates are not liable for any tax advice offered or omitted to any associate under any circumstances.

Expense Reporting
All relocation-related expenses, as outlined in the Guideline, Offer Letter and/or Agreement must be submitted to SIRVA with a copy of the receipt within 30 days of incurring the expense.

SIRVA provides a website: SIRVA Connect : www.sirva.com/connect for entering and submitting your relocation expenses. Your Relocation Consultant will provide instructions regarding the expense submission process.
Repayment Provision
In the event employment with Cerner terminates voluntarily or involuntarily for cause within one year from the date any recoverable mobility benefits were received, the associated relocation benefits are recoverable on a 12-month prorated basis. If you do not relocate to the new location within one year of your hire or transfer date, all recoverable mobility benefits will be 100% recoverable. Recoverable benefits are explicitly noted as such in this Guideline and/or your Agreement. Cerner reserves the right to offset such amounts owed to Cerner against all salary, bonuses, accrued time off pay, expense reimbursements and other Cerner monies owed to you. Cerner also reserves the right to collect such amounts through legal means if necessary.
Amendment or Termination
Cerner has the right, in its sole discretion to amend this Guideline or to terminate it at any time, for any reason or no reason at all. This Guideline shall not be considered or construed as an employment contract. Furthermore, this Guideline does not confer upon you any right to continued employment, nor does it supersede your individual employment agreement, contract of employment or Cerner’s administrative practices.
Miscellaneous
Cerner considers the terms and conditions of your relocation to be confidential. Cerner shall decide disputes related to the rights under this Guideline with respect to any and all parties. In deciding such disputes, Cerner shall have full and complete discretionary authority to (i) construe and interpret the provisions of this Guideline and to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under this Guideline, and (ii) make any and all factual determinations necessary to determine the right of any person to any interest in or eligibility for any pay, reimbursement or other benefit under this Guideline, and no person shall be entitled to any pay, reimbursement or other benefit under this Guideline if Cerner decides in its discretion that there is no entitlement to that pay, reimbursement or other benefit. Unless otherwise prohibited by applicable state law, this Guideline shall be governed in accordance with the laws of the state of Missouri.
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